Exhibit 5.1

BGC PARTNERS, INC.

June 7, 2013

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of BGC Partners, Inc. (the “Company”). In connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 50,000,000 shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and Restricted Stock Units, with or without dividend equivalents, and Other Stock-Based Awards, representing rights to acquire some or all of the Shares, pursuant to the Company’s Fourth Amended and Restated Long Term Incentive Plan (the “Plan”), you have requested my opinion with respect to the matters set forth below.

For the purposes of this opinion letter, I, or attorneys working under my direction (collectively, “we”), have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company and the Plan, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations and certificates of officers and other representatives of the Company and certificates or comparable documents of public officials.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as certified copies are true and correct copies of such originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, when the Registration Statement is effective and the Shares and any Restricted Stock Units and Other Stock-Based Awards sold have been issued, delivered and paid for in the manner contemplated by and upon the terms and conditions set forth in the Plan, the Shares will be validly issued, fully paid and nonassessable, and the Restricted Stock Units and Other Stock-Based Awards will constitute valid and legally binding obligations of the Company.

I am a member of the bar of the State of New York, and I do not express any opinion herein concerning any law other than the Delaware General Corporation Law and applicable reported judicial decisions.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Stephen M. Merkel
Stephen M. Merkel
Executive Vice President, General Counsel and Secretary